Exhibit 99.12

Consent of Steen Valuation Group, LLC

We hereby consent to the quotation and summarization of our opinion letter to the board of directors of Progressive Care Inc. (the “Company”) in the proxy statement of the Company contained in the registration statement of NextPlat Corp (“NextPlat”) on Form S-4 relating to the proposed acquisition of the Company (the “Registration Statement”), as well as to the references to our firm and such opinion letter contained therein. In giving this consent, we do not admit, and we understand that neither the Company nor NextPlat contends, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. It is understood that we will not be held out by the Company or NextPlat in the Registration Statement or in any other disclosure document, filing or communication as such an “expert.”

Steen Valuation Group

/s/ Steen Valuation Group

Winston-Salem, North Carolina

August 2, 2024